3: SECURITIES AND EXCHANGE COMMISSION

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

___________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2001

Commission file Number: 0-17321

___________

TOR MINERALS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

___________

Delaware	74-2081929
(State or other jurisdiction of corporation)	(I.R.S. Employer Identification No.)

722 Burleson

Corpus Christi, Texas 78402

(Address of principal executive offices and zip code)

(361) 883-5591

(Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS

The Registrant files herewith the Exhibit listed in Item 7 below.

ITEM 7. EXHIBITS

The following exhibit is furnished in accordance with 601 of Regulation S-K: 99.1 Press release.

EXHIBIT

TOR MINERALS INTERNATIONAL

STOCKHOLDERS UPDATE

Corpus Christi, Texas October 3, 2001 - TOR Minerals International, Inc. (the "Company") (NASDAQ: TORM) is issuing this announcement in order to update stockholders and provide additional details concerning the previously announced transactions completed in April, 2001, in which the Company raised $3,010,000 in a private placement of common stock and convertible debentures, using the proceeds to purchase certain assets from the Royal Begemann Group ("RBG"), a Netherlands holding company.

This acquisition of assets, consisting primarily of plant and equipment of Terminor Processing & Trade BV and Ceramic Design International Holding BV, enabled the Company to expand operations through a new subsidiary, TOR Processing and Trade BV, using the acquired plant and equipment in the manufacture and sale of high quality specialty aluminas for use in chips, cast polymers, bulk molding compounds, and wire and cable applications. In addition, certain equipment acquired from a closed Norwegian plant of Thermal Insulation Manufacturers BV is to be used in the Company's plants in Corpus Christi, Texas and Ipoh, Malaysia, to apply certain process technology to its titanium pigment.

In the private placement, the Company issued 301,000 shares of its common stock and $2,709,000 principal amount of convertible debentures. Each purchaser in the private placement acquired a combination of common stock and convertible debentures. The terms of the private placement were agreed to in arms length negotiations with two lead investors who had no previous investment in or relationship to the Company but invested approximately 2/3 of the total amount raised. An additional outside investor and five officers and directors of the Company purchased the remaining 1/3 of the stock and convertible debentures on the same terms as those agreed to with the lead investor.

The common stock was priced in the private placement at $1.00 per share (slightly above the previous closing price), and the conversion price for the shares of common stock issuable upon conversion of the debentures is $1.80. The debentures bear no interest for 2 years, and are secured by security interests in substantially all of the Company's assets, and will be automatically converted into 5 year secured term notes bearing interest at the rate of 10% per annum, unless the holders of the debentures exercise the option to convert them into common stock at the $1.80 per share conversion rate.

The lead investors are affiliates of Hartman & Associates, Inc. of Austin, Texas. Under the terms of their investments, Hartman & Associates was permitted to designate two persons as directors of the Company, and David A. Hartman and Douglas M. Hartman were so designated, and joined the Company's Board of Directors at a subsequent board meeting.

The Board of Directors unanimously approved the terms of the private placement after thoroughly considering all of the terms in comparison with other potential methods of financing the asset acquisition. In particular, the Company considered raising all or a substantial portion of the funds required through a secured loan from a commercial bank, but the Board of Directors concluded that the financing costs and risks associated with bank financing were less favorable to the Company than the terms of the private placement.

A portion of the purchase price for the assets was deferred and is payable in installments, each in the amount of $300,000; payable on January 31, March 31, and May 31, 2002. The Company has not yet decided how it will finance the future installments. In that regard, the Company granted a right of first refusal to its largest stockholder, Megamin Ventures Sdn Bhd ("Megamin") to invest up to $900,000 on the same terms as the common stock and debentures that were issued in the private placement (Megamin did not invest in the private placement). However, the Company may elect to fund a portion of the amounts required for the installment payments out of its working capital or through a bank loan, and the Company has not been informed whether Megamin intends to exercise its right of first refusal. The Company expects to consider available financing methods in light of market conditions later this year, and may utilize a combination of internal funds, bank financing and/or an additional private placement in order to fund the remaining installments.

The Company is continuing to integrate the acquired assets into its operations, and the anticipated financial benefits of the acquisition are likely to be realized gradually. However, the Company believes that the initial implementation of the acquisition is progressing smoothly and is optimistic that, over a realistic time frame, the additional assets now utilized by the Company will enhance our competitive opportunities.

This statement includes forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, raw materials and labor, competition, advances in technology and other factors.

Further Information Contact:

Richard L. Bowers, President and CEO

361/883-5591 Ext. 47

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: October 9, 2001	RICHARD BOWERS
Richard Bowers
President and CEO

Date: October 9, 2001	BARBARA RUSSELL
Barbara Russell, Controller
(Principal Accounting Officer)